GUARANTEE

Agreement No. C027900054/0000/0093
To : Bangkok Bank Public Company Limited

I, Mr. Longhua Piao, a citizen of the People's Republic of China holding Passport no. G44994805, residing at 235 Chengnan Road, Wuxi High & New Technology Industrial Development Zone, Jiangsu Province, China (the "Guarantor") execute this Guarantee in favour of Bangkok Bank Public Company Limited (the "Bank") on this 26th day of January, 2011 in accordance with the following terms and conditions:

1. In consideration of the Bank's granting, and in order for the Bank to grant, at present or at any time in the future, credit and/or other banking facilities including but not limited to any and all credit facilities such as loan, L/G, L/C, DL/C, T/R, O/D, P/N, P/C, D/A, Aval, Bond and Forward Contract to WSP PIPE COMPANY LIMITED (the "Borrower"), the Guarantor hereby irrevocably and unconditionally guarantees, as principal debtor jointly and severally with the Borrower, to the Bank payment when due (whether by acceleration or otherwise) of any and all indebtedness, whether direct or indirect, actual or contingent, present or future, joint or several or independent, of the Borrower to the Bank in an aggregate principal sum of Baht 705,000,000 (Baht Seven Hundred and Five Million Only) and of USD 63,000,000 (United States Dollar Sixty Three Million Only) (collectively "Principal") together with interest thereon and any fees, charges and expenses in connection with the credit facilities granted by the Bank (the Principal and such interest, fees, charges or expenses shall be collectively referred to as "Indebtedness").

2. This Guarantee shall be a continuing guarantee and shall remain in full force and effect until all obligations of the Guarantor hereunder have been completely fulfilled to the satisfaction of the Bank.

3. The Guarantor agrees that the Bank may enforce this Guarantee against the Guarantor up to the full amount of the Indebtedness without having first to proceed against the Borrower or any other person or entity or against any security provided therefor.

4. All sums payable by the Guarantor under this Guarantee shall be paid in the relevant currency as specified in the relevant credit facility agreement in full and without set-off or counterclaim, free of any deductions or withholdings. In the event that the Guarantor is prohibited by Law from making such payment free of deductions or withholdings for and on account of any taxes, then the Guarantor shall pay such additional amount to the Bank as may be necessary in order that the actual amount received after deduction or withholding (and after payment of any additional taxes or other charges due as a consequence of the payment of such additional amount) shall equal the amount that would have been received if such deduction or withholding were not required.

5. The payment obligations of the Guarantor hereunder shall not be discharged by an amount paid or otherwise satisfied in any currency other than the relevant currency under each credit facility agreement whether pursuant to a judgement or

otherwise, to the extent that the amount so paid or otherwise satisfied on prompt conversion into the relevant currency does not yield the amount of the relevant currency due hereunder. In the event that any payment, whether pursuant to a judgement or otherwise, upon such conversion does not result in payment of such amount of the relevant currency, the Bank shall be entitled to demand immediate payment of, and shall have a separate cause of action for, the deficiency in respect of the payment due to it.

6. This Guarantee shall not be discharged or diminished nor shall the Guarantor's liability be affected by reason of any failure of or irregularity, defect or informality in any security given by or on behalf of the Borrower in respect of the Indebtedness hereby secured or by any legal limitation, disability, incapacity or lack of any borrowing powers of or by the Borrower or lack of authority of any director, manager, official or other person appearing to be acting for the Borrower in any matter in respect of the Indebtedness hereby secured or by any other fact or circumstances (whether or not known to the Guarantor and the Bank).

7. The Guarantor agrees that the Bank may, in its absolute discretion and without limiting or lessening the liability of the Guarantor under this Guarantee, extend credit to the Borrower in such amount as the Bank may determine, whether for a greater or lesser amount than is hereby guaranteed, grant extension of time or any other indulgence, change the interest rate, amend any terms and conditions of any agreement under which a credit facility has been granted to the Borrower, release or discharge wholly or partially any other person(s) who is or may become liable to the Bank in respect of the Indebtedness or any part thereof, abandon, release or discharge, wholly or partially, and/or vary, renew or give up any mortgage, pledge, bond, guarantee, security or other rights of any kind whatsoever which the Bank may or will hold for the payment of the Indebtedness or any part thereof.

8. The Guarantor agrees not to be discharged to any extent whatsoever even though, owing to the Bank's act, the Guarantor cannot be subrogated wholly or partially into the Bank's rights, mortgages, pledges and any preferential or security rights which have been given before, at the time of or after the signing of this Guarantee for the performance of the Borrower's obligations.

9. The Guarantor hereby waives all the rights to set up against the Bank any defenses that the Guarantor or the Borrower may have against the Bank.

10. The Guarantor hereby undertakes that, until full and final repayment of all sums payable by the Borrower to the Bank, the Guarantor shall not take any action against the Borrower or against any of its property for or on account of any payments made by the Guarantor under this Guarantee.

11. To the extent that the Guarantor may in any jurisdiction claim for itself or its assets immunity from suit, execution, attachment or other legal process and to the extent that in any such jurisdiction there may be attributed to itself or its assets such immunity, the Guarantor hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction.

12. The Guarantor agrees to pay a reasonable attorney's fee and all other costs and expenses which may be incurred by the Bank in connection with this Guarantee

or in the collection of any amount of the Indebtedness from the Borrower or the Guarantor.

13. As security for the due performance of the Guarantor hereunder, the Guarantor hereby submits to the Bank :

N.A.

14. This Guarantee shall be governed by and interpreted in accordance with the laws of Thailand. The Guarantor hereby irrevocably submits to the non-exclusive jurisdiction of the courts in Thailand but this Guarantee may be enforced in any court of competent jurisdiction. Any writ, judgment or other notice of legal process shall be sufficiently served on the Guarantor if sent or delivered to WSP PIPE COMPANY LIMITED of 7/296 Moo 6, Tambol Mabyangpon, Amphur Pluakdaeng, Rayong Province, Thailand, who has irrevocably been appointed by the Guarantor to be its agent for service of process in Thailand; the acceptance by the agent of such appointment is confirmed hereinbelow.

15. If any one or more of the provisions in this Guarantee shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions herein shall not in any way be affected or impaired.

In Witness Whereof, the Guarantor has caused this Guarantee to be duly executed on the date first above written.

GUARANTOR

(Mr. Longhua Piao)

WITNESS

(Akhapon Lerdsuwankij)

WITNESS

(Juthamas Jarujareet)

We, WSP PIPE COMPANY LIMITED, hereby confirm our irrevocable acceptance to be an agent for service of process as appointed by Mr. Longhua Piao, the Guarantor, for the purpose of the Guarantee specified above.

WSP PIPE COMPANY LIMITED

By
(Mr. Longhua Piao)

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WSP
WSP PIPE CO., LTD.